[LITTON LOGO]
                                                                  EXHIBIT 10.16
                                GROUP BONUS PLAN

I.      PURPOSE

        The purpose of this Group Bonus Plan is to reward Group Executives and other key Group personnel for achieving Group financial performance consistent with Litton corporate goals. The participants are expected to conduct their business in an ethical manner, consistent with the Litton Standards of Conduct and to make decisions that ensure the long-term viability of the Group as well as the success of the current plan period. For this reason, the Litton Chief Executive Officer and the Litton President and Chief Operating Officer will eliminate or reduce bonus payments under this Group Bonus Plan if they believe that a participant has sacrificed long-term objectives to make short-term profits.

II.     PARTICIPANTS

        Group Executives and other key Group personnel.

        Group Executives are eligible to receive 50% of their bonus opportunity in accordance with the terms of this Group Bonus Plan and 50% in accordance with the terms of the Litton Industries, Inc. Performance Award Plan.

III.    BONUS PLAN

        Each Group Executive will be informed of the maximum percent of base salary (target bonus) that can be earned as a bonus. The base salary is the salary on the first day of the fiscal year that this Group Bonus Plan covers. The base salary can be adjusted for salary increases that are retroactive to the beginning of the fiscal year. The maximum percent of base salary will vary as a function of Group size, number of divisions and other factors. Each Group Executive, Group Controller and Group Vice President-Marketing will be given their individual target bonuses by the Litton President and Chief Operating Officer. The earned bonus percent of this target is a function of Group Return on Capital Utilized, as provided for in Paragraph V.

IV.     PARTICIPATION LEVEL

        Individual bonuses will be determined at the discretion of the Litton Chief Executive Officer and the Litton President and Chief Operating Officer.

V.      FINANCIAL PERFORMANCE

        A minimum Group Return on Capital Utilized of 15% (ROCU) must be made before any bonuses can be earned. After which, bonuses will be earned pro rata, linearly as follows:

                                             EARNED BONUS PERCENT
        MINIMUM                                        OF
         ROCU                                     TARGET BONUS
        -------                         ----------------------------------
                                                                ALL OTHER
                                        GROUP EXECUTIVES      PARTICIPANTS
                                        ----------------      ------------
        15%                                    25%                  50%
        28%                                    50%                 100%

VI.     BONUS PAYMENTS

        Each year earned bonus will be paid to participants in the December following the close of the fiscal year of performance. Participants must be employed by Litton on the payment date to be eligible for any bonus payment.

        A. Approved Leaves--A participant who leaves Litton: (1) to enter any of the Armed Services of the United States; (2) on an approved leave of absence; (3) on sick leave of absence in excess of thirty (30) days; or (4) upon termination due to retirement or disability, either during the fiscal year or after the close of the fiscal year, but prior to the bonus payment date, shall share in the Group Bonus Plan. In any such case, such employee will participate through the date of the month in which he or she is transferred or terminates employment.

        B. Deceased Participant--In the event of the death of a participant prior to the payment date, Litton will pay the pro rata portion of the bonus to date of death to the beneficiary as stipulated on the participant's group insurance card, and payment will be made on the regular payment date.

VII.    AGREEMENT

        It is understood that this Group Bonus Plan does not constitute a contract between Litton and the participating personnel and may be changed, modified, amended, or terminated at any time by the Compensation and Selection Committee of the Board of Directors of Litton. It is also understood that a participant's performance during the plan period will have a bearing on the actual bonus paid regardless of the potential target bonus percentage.

                                       3